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SUB-ITEM 77I
TERMS OF NEW OR AMENDED SECURITIES

(a)      N/A
(b)      Focused Growth Fund, a new series of the Registrant, began offering Investor Class shares during the period. The following describes all classes of the funds, including the Investor Class, as called for by the applicable registration statement items:

Each fund is a separate series of shares issued by the corporation, and shares of each fund have equal voting rights. Each fund votes separately on matters affecting that fund exclusively. Voting rights are not cumulative, so that investors holding more than 50% of the corporation's (i.e., all funds') outstanding shares may be able to elect a Board of Directors. The Corporation undertakes dollar-based voting, meaning that the number of votes a shareholder is entitled to is based upon the dollar amount of the shareholder's investment. The election of directors is determined by the votes received from all corporation shareholders without regard to whether a majority of shares of any one fund voted in favor of a particular nominee or all nominees as a group.

The assets belonging to each series or class of shares are held separately by the custodian and the shares of each series or class represent a beneficial interest in the principal, earnings and profit (or losses) of investments and other assets held for each series or class. Shareholders' rights are the same for all series of securities unless otherwise stated. Within their respective series or class, all shares have equal redemption rights. Each share, when issued, is fully paid and non-assessable.

In the event of complete liquidation or dissolution of the funds, shareholders of each series or class of shares will be entitled to receive, pro rata, all of the assets less the liabilities of that series or class.

Each shareholder has rights to dividends and distributions declared by the fund he or she owns and to the net assets of such fund upon its liquidation or dissolution proportionate to his or her share ownership in the fund.
Shares of each fund have equal voting rights, although each fund votes separately on matters affecting that fund exclusively.

The assets belonging to each fund or class of shares are held separately by the custodian and the shares of each fund or class represent a beneficial interest in the principal, earnings and profit (or losses) of investments and other assets held for each fund or class. Within their respective fund or class, all shares have equal redemption rights. Each share, when issued, is fully paid and non-assessable.

Investor Class shares are available directly through American Century and are sold at their net asset value with no up-front or deferred charges, commissions, or 12b-1 fees. The minimum initial investment amounts are $2,000 for a Coverdell Education Savings Account, and $2,500 for all other accounts.

Redemption proceeds are calculated using the net asset value (NAV) next determined after a transaction request is received in good order. However, American Century reserves the right to delay delivery of redemption proceeds up to seven days. For example, each time an investment is made with American Century, there is a seven-day holding period before redemption proceeds from those shares will be released, unless satisfactory proof is provided that the purchase funds have cleared. For funds with CheckWriting privileges, American Century will not honor checks written against shares subject to this seven-day holding period. Investments by wire generally require only a one-day holding period. If a shareholder changes his address, American Century may require that any redemption request made within 15 days be submitted in writing and be signed by all authorized signers with their signatures guaranteed. If a shareholder changes his bank information, American Century may impose a 15-day holding period before proceeds are transferred or wired to the shareholder's bank.

In addition, American Century reserves the right to honor certain redemptions with securities rather than cash.

If, during any 90-day period, fund shares worth more than $250,000 (or 1% of the value of the fund's assets if that amount is less than $250,000) are redeemed, American Century reserves the right to pay part or all of the redemption proceeds in excess of this amount in readily marketable securities instead of in cash. The fund managers would select these securities from the fund's portfolio. A payment in securities can help the fund's remaining shareholders avoid tax liabilities that they might otherwise have incurred had the fund sold securities prematurely to pay the entire redemption amount in cash.

American Century will value these securities in the same manner as used in computing the fund's net asset value.
American Century may provide these securities in lieu of cash without prior notice. Also, if payment is made in securities, brokerage or other transaction costs may be incurred to convert the securities to cash.

If a shareholder's redemption would exceed this limit and he would like to avoid being paid in securities, he must provide American Century with an unconditional instruction to redeem at least 15 days prior to the date on which the redemptions transaction is to occur. The instruction must specify the dollar amount or number of shares to be redeemed and the date of the transaction. This minimizes the effect of the redemption on the fund and its remaining investors.

If an account balance falls below the minimum initial investment amount for any reason other than as a result of market fluctuation, American Century will notify the account holder and allow 90 days to meet the minimum. If the deadline is not met, American Century reserves the right to redeem the shares in the account and send the proceeds to the account holder's address of record. C Class shares may be subject to a sales charge as a result of the redemption. A shareholder may also incur tax liability if shares are redeemed in this manner.

American Century may require a signature guarantee for the following transactions:
o    A shareholder's redemption or distribution check, Check-A-Month or automatic redemption is made payable to someone other than the account owners
o    A shareholder's redemption proceeds or distribution amount is sent by wire or EFT to a destination other than his personal bank account
o    A shareholder is transferring ownership of an account over $100,000
American Century reserves the right to require a signature guarantee for other transactions.

Investment instructions are irrevocable. That means that once a shareholder has mailed or otherwise transmitted his investment instruction, he may not modify or cancel it. Each fund reserves the right to suspend the offering of shares for a period of time and to reject any specific investment (including a purchase by exchange).
Additionally, American Century may refuse a purchase if, in its judgment, it is of a size that would disrupt the management of a fund.

American Century discourages excessive, short-term trading and other abusive trading practices that may disrupt portfolio management strategies and harm fund performance. American Century takes steps to reduce the frequency and effect of these activities in its funds. These steps include monitoring trading activity, imposing trading restrictions on certain accounts, imposing redemption fees on certain funds, and using fair value pricing when the advisor determines current market prices are not readily available. Although these efforts are designed to discourage abusive trading practices, these tools cannot eliminate the possibility that such activity will occur.
American Century seeks to exercise its judgment in implementing these tools to the best of its abilities in a manner that it believes is consistent with shareholder interests.

American Century uses a variety of techniques to monitor for and detect abusive trading practices. These techniques may change from time to time as determined by American Century in its sole discretion. To minimize harm to the funds and their shareholders, American Century reserves the right to reject any purchase order
(including exchanges) from any shareholder it believes has a history of abusive trading or whose trading, in its judgment, has been or may be disruptive to the funds. In making this judgment, American Century may consider trading done in multiple accounts under common ownership or control.

Currently, American Century may deem the sale of all or a substantial portion of a shareholder's purchase of fund shares to be abusive if the sale is made
* within seven days of the purchase, or
* within 30 days of the purchase, if it happens more than once per year.

American Century reserves the right, in its sole discretion, to identify other trading practices as abusive. In addition, American Century reserves the right to accept purchases and exchanges in excess of the trading restrictions discussed above if it believes that such transactions would not be inconsistent with the best interests of fund shareholders or this policy.

Due to the complexity and subjectivity involved in identifying abusive trading activity and the volume of shareholder transactions American Century handles, there can be no assurance that American Century's efforts will identify all trades or trading practices that may be considered abusive. In addition, American Century's ability to monitor trades that are placed by the individual shareholders of omnibus accounts maintained by financial intermediaries is severely limited because American Century does not have access to the underlying shareholder account information. However, American Century monitors aggregate trades placed in omnibus accounts and seeks to work with financial intermediaries to discourage shareholders from engaging in abusive trading practices and to impose restrictions on excessive trades. There may be limitations on the ability of financial intermediaries to impose restrictions on the trading practices of their clients. As a result, American Century's ability to monitor and discourage abusive trading practices in omnibus accounts may be limited.

For shareholders that do business with American Century through a financial intermediary or a retirement plan, the shareholder's ability to purchase, exchange, redeem and transfer shares will be affected by the policies of that entity. Some policy differences may include
*  minimum investment requirements
*  exchange policies
*  fund choices
*  cutoff time for investments
*  trading restrictions

American Century reserves the right to change any stated investment requirement, including those that relate to purchases, exchanges and redemptions. Changes may affect all investors or only those in certain classes or groups.
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